Exhibit 99.3
FHLBanks’ Joint Capital Enhancement Agreement and Amendments to the FHLBNY’s Capital Plan
[Individually Addressed to Customers]
On February 28, 2011, the 12 Federal Home Loan Banks entered into a Joint Capital Enhancement Agreement (Agreement) intended to enhance the capital position of each FHLBank. The FHLBanks subsequently amended their capital plans to implement the provisions of the Agreement, and I am writing to advise you that, on August 5, 2011, the Federal Housing Finance Agency (FHFA) approved these capital plan amendments. The amended capital plans, including the Federal Home Loan Bank of New York’s (FHLBNY) amended Capital Plan, will become effective on September 5, 2011.
Since 1989, the FHLBanks have paid a portion of their earnings every year to the Resolution Funding Corporation (REFCORP). Starting in 2000, each FHLBank was required to contribute 20% of its earnings toward these payments. On August 5, 2011, the FHFA certified that the FHLBanks have fully satisfied their REFCORP obligations. Now that the REFCORP obligation has been fully satisfied, each FHLBank will allocate 20% of its net income, beginning with the third quarter in 2011, to its own separate restricted retained earnings account until the balance of the account equals at least 1% of its average balance of outstanding Consolidated Obligations for the previous quarter, as stated in the Agreement. These restricted retained earnings will not be available to pay dividends, but will remain on the FHLBank’s balance sheet as an additional capital buffer against losses. The new restricted retained earnings account established under the Agreement will be separate from any other restricted retained earnings account maintained by the FHLBank.
In his March 1, 2011 report to members, FHLBNY President Al DelliBovi stated that he believed that the Joint Capital Enhancement Agreement was “a responsible, conservative and prudent course of action” that will “create a stronger level of capital at a system of cooperative banks that has remained strong throughout our most recent financial crisis.” I concur with this belief, and I would like to personally thank my colleagues José Ramon González, Vice Chairman of the FHLBNY, and Kevin Neylan, the FHLBNY’s Head of Strategy and Business Development, for their considerable efforts in making the Joint Capital Enhancement Agreement a reality.
The Joint Capital Enhancement Agreement was amended August 5, 2011 to reflect differences between the original Agreement and the capital plan amendments, including:
•	changes to the definition of an automatic termination event;

•	additional provisions for determining whether an automatic termination event has occurred; and

•	modifications to the provisions regarding the release of restricted retained earnings if the Agreement is terminated.

For more information about the Joint Capital Enhancement Agreement and the amendments to the FHLBNY’s Capital Plan, please refer to:
•	The Bank’s 8-K filings with the Securities and Exchange Commission on March 1, 2011, and on August 5, 2011, both available at the SEC’s “EDGAR” database located at www.sec.gov/edgar.shtml

•	Joint Capital Enhancement Agreement Q&A, dated August 5, 2011 (this hyperlink will take you to the FHLBNY’s website)

•	Capital Plan, as amended and restated effective September 5, 2011 (this hyperlink will also take you to the FHLBNY’s website)
If you have any questions or comments about the FHLBNY’s Capital Plan amendments or the Agreement, please contact Al DelliBovi, the FHLBNY’s President, at President@fhlbny.com, or Paul Friend, the FHLBNY’s General Counsel, at GeneralCounsel@fhlbny.com.
Sincerely,
Michael M. Horn
Chairman, Federal Home Loan Bank of New York
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This bulletin contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intended,” “will,” and “expect,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results, and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.